Exhibit 99.1

Magnolia Solar Awarded Second Product Development Contract from NYSERDA: New Program Applies Nanostructured Optical Coatings to
Enhance Light Trapping in Thin Film Solar Cells

Magnolia Solar Corporation (OTCBB: MGLT) ("Magnolia Solar"), announced today that its wholly owned subsidiary has recently received a new, second product development contract from the New York State Energy Research and Development Authority (NYSERDA).  This innovative product development contract is to improve the performance of thin film solar cells by incorporating advanced light trapping techniques and nanostructured optical coatings.  This innovative product development program is scheduled to run for one year.  The baseline program award is for $250K, with Magnolia Solar contributing matching funds.

As part of the technical effort, Magnolia Solar will collaborate with Prof. Fred Schubert (Member of Magnolia Solar Technical Advisory Board) and his team at the Rensselaer Polytechnic Institute (RPI) to incorporate advanced nanostructured-based coatings developed for light emitting diodes into high efficiency solar cell applications.  This new program builds upon previously announced and on-going NYSERDA program efforts at Magnolia Solar.

Dr. Roger E. Welser, Magnolia’s Chief Technical Officer and Principal Investigator on this new NYSERDA program, will be leading the effort to develop nanostructured coatings that can scatter light horizontally into the active layers of thin film solar cells.  Dr. Welser noted that “with this approach, Magnolia is aiming to revolutionize the power-generating capability of terrestrial photovoltaic systems by developing a low cost, thin film technology that delivers unprecedented levels of electrical energy per unit area.”

Dr. Welser further stated “Advanced light trapping structures are needed to improve the current output and efficiency of a variety of different thin film technologies.  Magnolia’s nanostructured optical coatings, developed in collaboration with Prof. Fred Schubert, can both minimize reflection losses on the front surfaces of thin film solar cells, and recycle photons that pass through the device back into the absorbing semiconductor thin film layers.”

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, commented, "We are delighted to receive this innovative product development contract from NYSERDA.  Commercially viable renewable energy has tremendous potential benefits for New York State in terms of security, economic growth, and the environment.  In particular, photovoltaic (PV) technologies that convert sunlight directly into electricity hold great promise as a sustainable, environmentally friendly energy source for the 21st century.  We are committed to growing in the Albany region, supported by the world-class intellectual and technological infrastructure at RPI and CNSE's Albany NanoTech Complex."  Dr. Sood continued, “Magnolia Solar's mission is to provide environmentally responsible and low-cost solutions for the solar power industry, and to be an integral part of New York's green energy future.”

About Magnolia Solar Corporation: Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Magnolia’s transformational approach to thin film solar cells is based upon breakthrough discoveries in nanostructured solar cell design and optical thin film engineering.  With this approach, Magnolia is aiming to revolutionize the power-generating capability of photovoltaic systems by developing low cost, thin film technology that delivers unprecedented levels of electrical energy per unit area.  Magnolia is developing a variety of thin film solar cell products with enhanced performance for both civilian and military applications, as we believe that different material technologies can service distinct niches within the solar photovoltaic market.

Nanostructured materials enable new device concepts that can radically enhance the operation of traditional semiconductor structures.  Magnolia has unique insights into these advanced device designs and intellectual property associated with the nanomaterials necessary to build them.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s unique material structure with nanoengineered optical coatings that can scatter normally incident light laterally into the device.  Magnolia’s technology also has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

Hanover Financial Services
Ronald J. Blekicki
info@hanoverfinancialservices.com
303-494-3617